UNITED STATES
SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 9)*

Hansen Natural Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

411310105
(CUSIP Number)

Rodney C. Sacks
550 Monica Circle, Suite 201
Corona, California 92880
(951) 739-6200

With a copy to:

Benjamin M. Polk, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
(212) 756-2000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 30, 2009
(Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

     NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Page 1 of 26 Pages)

CUSIP No. 411310105                       13D/A                           Page 2 of 26 Pages

____________________________________________________________________________
   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Brandon Limited Partnership No. 1
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            WC (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                1,080,008
OWNED BY             ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                1,080,008
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     1,080,008
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     1.1%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 3 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Brandon Limited Partnership No. 2
_____________________________________________________________________________
    (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            WC (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                8,013,336
OWNED BY            ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                8,013,336
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     8,013,336
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     8.5%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 4 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Rodney Cyril Sacks
_____________________________________________________________________________
    (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                3,453,525
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                15,243,294
OWNED BY             ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                3,453,525
REPORTING           ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                15,243,294
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             18,696,819
___________________________________________________________________________

     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                                                     19.9%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     IN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 5 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilton Hiller Schlosberg
_____________________________________________________________________________
    (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                3,142,301
SHARES                  ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                15,243,294
OWNED BY           ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                3,142,301
REPORTING           ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                15,243,294
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     18,385,595
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                                                     19.5%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     IN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 6 of 26 Pages

    (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            HRS Holdings, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                800,000
OWNED BY             ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING           ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                800,000
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     800,000
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                                                     0.9%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 7 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings, L.P.
_____________________________________________________________________________
    (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                4,080,000
OWNED BY             ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                4,080,000
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     4,080,000
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     4.3%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 8 of 26 Pages

    (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                  ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                121,894
OWNED BY            ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING           ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                121,894
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     121,894
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.1%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 9 of 26 Pages

    (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings III, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                  ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                257,496
OWNED BY           ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING           ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                257,496
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     257,496
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.3%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 10 of 26 Pages

    (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings IV, L.P.
_____________________________________________________________________________
    (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                258,870
OWNED BY            ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                258,870
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     258,870
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.3%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 11 of 26 Pages

    (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings V, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
    (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                  ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                124,214
OWNED BY             ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                124,214
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     124,214
_____________________________________________________________________________
    (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.1%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 12 of 26 Pages

    (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings VI, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                265,720
OWNED BY            ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING           ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                265,720
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     265,720
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.3%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 13 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings VII, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                61,130
OWNED BY            ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                61,130
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     61,130
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.1%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 14 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings VIII, L.P.
_____________________________________________________________________________
    (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                0
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                180,626
OWNED BY             ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                180,626
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     180,626
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.2%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     PN
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 15 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            The RCS 2007 Grantor Retained Annuity Trust
_____________________________________________________________________________
    (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            California
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                                14,380
SHARES                  ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                0
OWNED BY            ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                14,380
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                0
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     14,380
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.02%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     OO
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 16 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            The RCS 2008 Grantor Retained Annuity Trust
_____________________________________________________________________________
    (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
    (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            California
_____________________________________________________________________________
NUMBER OF       (7)  SOLE VOTING POWER
                                               95,523
SHARES                   ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                0
OWNED BY             ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                95,523
REPORTING            ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                0
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     95,523
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.1%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     OO
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 17 of 26 Pages

   (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            The RCS 2009 Grantor Retained Annuity Trust
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                                (a)  [X]
                                                                                              (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
____________________________________________________________
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            California
_____________________________________________________________________________
NUMBER OF      (7)  SOLE VOTING POWER
                                               154,935
SHARES                  ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                0
OWNED BY            ______________________________________________________________

EACH                    (9)  SOLE DISPOSITIVE POWER
                                                154,935
REPORTING           ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                0
_____________________________________________________________________________
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                                                                                     154,935
_____________________________________________________________________________
     (12)    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
_____________________________________________________________________________
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)

                                                                                     0.2%
_____________________________________________________________________________
     (14)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                                     OO
_____________________________________________________________________________

CUSIP No. 411310105                       13D/A                           Page 18 of 26 Pages

Introduction

This Amendment No. 9 (“Amendment No. 9”) is being filed in connection with a change in the percentage of shares of the common stock, par value $0.005 per share (“Common Stock”), of Hansen Natural Corporation, a corporation organized under the laws of the state of Delaware (the “Company”) beneficially owned by the Reporting Persons that resulted from a change in the aggregate number of shares of Common Stock outstanding.  During the third and fourth quarters of fiscal 2009, the Company repurchased Common Stock thus reducing the total number of shares outstanding. No additional transactions are reported.

This Amendment No. 9 amends the statement on Schedule 13D dated November 21, 1990 (the “Original Statement”), as amended by Amendment No. 1 dated March 29, 1991 (“Amendment No. 1”), Amendment No. 2 dated June 11, 1993 (“Amendment No. 2”), Amendment No. 3 dated August 29, 1994 (“Amendment No. 3”), Amendment No. 4 dated November 22, 2004 (“Amendment No. 4”), Amendment No. 5 dated December 1, 2004 ("Amendment No. 5"), Amendment No. 6 dated December 29, 2005 ("Amendment No. 6"), Amendment No. 7 dated January 13, 2005 ("Amendment No. 7") and Amendment No. 8 dated February 2, 2006 ("Amendment No. 8") (the Original Statement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6,  Amendment No. 7, Amendment No. 8 and Amendment No. 9 are sometimes referred to herein collectively as this “statement on Schedule 13D”), relating to the Common Stock of the Company.  This Amendment No. 9 reflects transactions and developments through February 23, 2010, relating to such persons’ respective holdings of the Company.  The Reporting Persons may be deemed to constitute a “group” and, accordingly, jointly file this Amendment No. 9.  A joint filing agreement by the Reporting Persons is attached hereto as Exhibit A.

Any capitalized terms used in this Amendment No. 9 and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Statement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7 and Amendment No. 8.

Item 1.                      Security and Issuer

Item 1 is hereby amended by deleting Item 1 in its entirety and inserting in lieu thereof the following:

This statement on Schedule 13D relates to the Common Stock issued by the Company, whose principal executive offices are located at 550 Monica Circle, Suite 201 Corona, California 92880.

Item 2.                      Identity and Background

Item 2(a) is hereby amended by deleting Item 2(a) in its entirety and inserting in lieu thereof the following:

(a)           The reporting persons are Brandon Limited Partnership No. 1, a limited partnership organized under the laws of the Cayman Islands (“Brandon No. 1”), Brandon Limited Partnership No. 2, a limited partnership organized under the laws of the Cayman Islands (“Brandon No. 2”), Rodney Cyril Sacks, a natural person in his individual capacity (“Mr. Sacks”), Hilton Hiller Schlosberg, a natural person in his individual capacity (“Mr. Schlosberg”), HRS Holdings, L.P., a limited partnership organized under the laws of the state of Delaware (“HRS Holdings”), Hilrod Holdings, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod Holdings”),  Hilrod Holdings II, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod II”), Hilrod Holdings III, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod III”), Hilrod Holdings IV, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod IV”), Hilrod Holdings V, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod V”), Hilrod Holdings VI, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod VI”), Hilrod Holdings VII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod VII”), Hilrod Holdings VIII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod VIII”), The RCS 2007 Grantor Retained Annuity Trust, a grantor retained annuity trust organized under the laws of California (“RCS 2007”), The RCS 2008 Grantor Retained Annuity Trust, a grantor retained annuity trust organized under the laws of California (“RCS 2008”) and The RCS 2009 Grantor Retained Annuity Trust, a grantor retained annuity trust organized under the laws of California (“RCS 2009”).

CUSIP No. 411310105                       13D/A                           Page 19 of 26 Pages

The general partners of each of Brandon No. 1, Brandon No. 2, HRS Holdings, Hilrod, Hilrod II, Hilrod III, Hilrod IV, Hilrod V, Hilrod VI, Hilrod VII, and Hilrod VIII are Mr. Sacks and Mr. Schlosberg.

The sole trustee of RCS 2007, RCS 2008 and RCS 2009 is Mr. Sacks.

Item 2(b) is hereby amended by deleting Item 2(b) in its entirety and inserting in lieu thereof the following:

The principal business address for each of Brandon No. 1 and Brandon No. 2 is 56 Conduit Street, London W1S 2YZ England.

The principal business address for each of Mr. Sacks, Mr. Schlosberg, HRS Holdings, Hilrod, Hilrod II, Hilrod III, Hilrod IV, Hilrod V, Hilrod VI, Hilrod VII, Hilrod VIII, RCS 2007, RCS 2008 and RCS 2009 is 550 Monica Circle, Suite 201, Corona, California 92880.

Item 2(c) is hereby amended and supplemented by adding the following:

The principal business of each of HRS Holdings, Hilrod, Hilrod II, Hilrod III, Hilrod IV, Hilrod V, Hilrod VI, Hilrod VII, Hilrod VIII, RCS 2007, RCS 2008 and RCS 2009 is to invest in, acquire, hold, sell, dispose of and otherwise deal in shares of the Common Stock and other securities of the Company.

Item 2(d) is hereby amended by deleting Item 2(d) in its entirety and inserting in lieu thereof the following:

During the last five years, no Reporting Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Item 2(e) is hereby amended by deleting Item 2(e) in its entirety and inserting in lieu thereof the following:

During the last five years, no Reporting Person was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any Reporting Person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

CUSIP No. 411310105                       13D/A                           Page 20 of 26 Pages

Item 2(f) is hereby amended by deleting Item 2(f) in its entirety and inserting in lieu thereof the following:

Mr. Sacks is a citizen of the United States of America.  Mr. Schlosberg is a citizen of the United Kingdom.

Item 3.  Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and supplemented by adding the following:

The monetary consideration paid for shares of Common Stock purchased by Brandon No. 1 and Brandon No. 2 was obtained from the working capital of each respective entity.

The monetary consideration paid for shares of Common Stock purchased by Mr. Sacks and Mr. Schlosberg was obtained from the personal funds of each respective individual.

Shares of Common Stock of the Company purchased by each of Mr. Sacks and Mr. Schlosberg were subsequently transferred to each of HRS Holdings, Hilrod, Hilrod II, Hilrod III, Hilrod IV, Hilrod V, Hilrod VI, Hilrod VII and Hilrod VIII by Mr. Sacks and Mr. Schlosberg as a gift.  Shares of Common Stock of the Company purchased by Mr. Sacks were subsequently transferred to RCS 2007, RCS 2008 and RCS 2009 by Mr. Sacks as a gift.

Item 4.  Purpose of Transaction

Item 4 is hereby amended and supplemented by adding the following:

This Amendment No. 9 is being filed in connection with a change in the percentage of shares of Common Stock beneficially owned by the Reporting Persons that resulted from a change in the aggregate number of shares of Common Stock outstanding.  No additional transactions are reported.

Item 5.  Interest in Securities of the Issuer

Item 5 is hereby amended by deleting Item 5 in its entirety and inserting in lieu thereof the following:

(a)-(b)    As of February 23, 2010, the aggregate number and percentage of shares of Common Stock beneficially owned by the Reporting Persons is 21,839,120 shares, or 24.8% of the Common Stock.

As of February 23, 2010, Brandon No. 1 and Brandon No. 2 directly beneficially own 1,080,008 shares, or 1.1%, of the Common Stock and 8,013,336 shares, or 8.5%, of the Common Stock, respectively. Each of Brandon No. 1 and Brandon No. 2 has shared power to vote and dispose of all shares of the Common Stock that are directly beneficially owned by it.

As of February 23, 2010, HRS Holdings directly beneficially owns 800,000 shares, or 0.9% of the Common Stock.  As of February 23, 2010, Hilrod directly beneficially owns 4,080,000 or 4.3% of the Common Stock.  As of February 23, 2010, Hilrod II directly beneficially owns 121,894 shares, or 0.1% of the Common Stock.  As of February 23, 2010, Hilrod III directly beneficially owns 257,496, or 0.3% of the Common Stock. As of February 23, 2010, Hilrod IV directly beneficially owns 258,870, or 0.3% of the Common Stock. As of February 23, 2010, Hilrod V directly beneficially owns 124,214, or 0.1% of the Common Stock. As of February 23, 2010, Hilrod VI directly beneficially owns 265,720 or 0.3% of the Common Stock. As of February 23, 2010, Hilrod VII directly beneficially owns 61,130 or 0.1% of the Common Stock. As of February 23, 2010, Hilrod VIII directly beneficially owns 180,626 shares, or 0.2%, of the Common Stock. Each of HRS Holdings, Hilrod, Hilrod II, Hilrod III, Hilrod IV, Hilrod V, Hilrod VI, Hilrod VII, and Hilrod VIII has shared power to vote and dispose of all shares of the Common Stock that are directly beneficially owned by it.

As of February 23, 2010, RCS 2007, RCS 2008 and RCS 2009 directly beneficially own 14,380 shares, or 0.02%, of the Common Stock, 95,523 shares, or 0.1%, of the Common Stock, and 154,935 shares, or 0.2%, of the Common Stock, respectively. Mr. Sacks has sole power to vote and dispose of all shares of the Common Stock that are directly beneficially owned by each of RCS 2007, RCS 2008 and RCS 2009.

CUSIP No. 411310105                       13D/A                           Page 21 of 26 Pages

As of February 23, 2010, Mr. Sacks beneficially owns an aggregate of 18,696,819 shares, or 19.9%, of the Common Stock, as follows:

Number of Shares	Nature of Beneficial Ownership	Nature of Voting and Disposition Power With Respect to Such Shares
220,187	Direct ownership of shares.	Sole power.
3,453,525	Direct ownership of shares issuable upon the exercise of options to purchase Common Stock which are currently exercisable or exercisable within 60 days hereof.	Sole power.
1,080,008	Indirect ownership through Brandon No. 1 as one of the general partners of Brandon No. 1.	May be deemed to have shared power by virtue of his position as one of the general partners of Brandon No. 1.
8,013,336	Indirect ownership through Brandon No. 2 as one of the general partners of Brandon No. 2.	May be deemed to have shared power by virtue of his position as one of the general partners of Brandon No. 2.
800,000	Indirect ownership through HRS Holdings as one of the general partners of HRS Holdings.	May be deemed to have shared power by virtue of his position as one of the general partners of HRS Holdings.
4,080,000	Indirect ownership through Hilrod as one of the general partners of Hilrod.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod.
121,894	Indirect ownership through Hilrod II as one of the general partners of Hilrod II.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod II.
257,496	Indirect ownership through Hilrod III as one of the general partners of Hilrod III.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod III.
258,870	Indirect ownership through Hilrod IV as one of the general partners of Hilrod IV.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod IV.
124,214	Indirect ownership through Hilrod V as one of the general partners of Hilrod V.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod V.
265,720	Indirect ownership through Hilrod VI as one of the general partners of Hilrod VI.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod VI.
61,130	Indirect ownership through Hilrod VII as one of the general partners of Hilrod VII.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod VII.
180,626	Indirect ownership through Hilrod VIII as one of the general partners of Hilrod VIII.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod VIII.
14,380	Indirect ownership through RCS 2007 as the trustee of RCS 2007.	Sole power.
95,523	Indirect ownership through RCS 2008 as the trustee of RCS 2008.	Sole power.
154,935	Indirect ownership through RCS 2009 as the trustee of RCS 2009.	Sole power.

CUSIP No. 411310105                       13D/A                           Page 22 of 26 Pages

As of February 23, 2010, Mr. Schlosberg beneficially owns an aggregate of  18,385,595 shares, or 19.5%, of the Common Stock, as follows:

Number of Shares	Nature of Beneficial Ownership	Nature of Voting and Disposition Power
173,801	Direct ownership of shares.	Sole power.
3,142,301	Direct ownership of shares issuable upon the exercise of options to purchase Common Stock which are currently exercisable or exercisable within 60 days hereof.	Sole power.
1,080,008	Indirect ownership through Brandon No. 1 as one of the general partners of Brandon No. 1.	May be deemed to have shared power by virtue of his position as one of the general partners of Brandon No. 1.
8,013,336	Indirect ownership through Brandon No. 2 as one of the general partners of Brandon No. 2.	May be deemed to have shared power by virtue of his position as one of the general partners of Brandon No. 2.
800,000	Indirect ownership through HRS Holdings as one of the general partners of HRS Holdings.	May be deemed to have shared power by virtue of his position as one of the general partners of HRS Holdings.
4,080,000	Indirect ownership through Hilrod as one of the general partners of Hilrod.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod.
121,894	Indirect ownership through Hilrod II as one of the general partners of Hilrod II.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod II.
257,496	Indirect ownership through Hilrod III as one of the general partners of Hilrod III.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod III.
258,870	Indirect ownership through Hilrod IV as one of the general partners of Hilrod IV.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod IV.
124,214	Indirect ownership through Hilrod V as one of the general partners of Hilrod V.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod V.
265,720	Indirect ownership through Hilrod VI as one of the general partners of Hilrod VI.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod VI.
61,130	Indirect ownership through Hilrod VII as one of the general partners of Hilrod VII.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod VII.
180,626	Indirect ownership through Hilrod VIII as one of the general partners of Hilrod VIII.	May be deemed to have shared power by virtue of his position as one of the general partners of Hilrod VIII.

CUSIP No. 411310105                       13D/A                           Page 23 of 26 Pages

Percentages calculated in this Schedule 13D with respect to Brandon No. 1, Brandon No. 2, HRS Holdings, Hilrod, Hilrod II, Hilrod III, Hilrod IV, Hilrod V, Hilrod VI, Hilrod VII, Hilrod VIII, RCS 2007, RCS 2008 and RCS 2009 are based upon an aggregate of 88,160,693 shares of Common Stock outstanding as of February 12, 2010 (the “Aggregate Outstanding Shares”), as disclosed to the Reporting Persons by the Company. Percentages calculated in this Schedule 13D with respect to each of Mr. Sacks and Mr. Schlosberg are based upon the Aggregate Outstanding Shares plus 5,937,000 shares of Common Stock issuable to such persons upon exercise of options to purchase Common Stock. Percentages calculated in this Schedule 13D with respect to the Reporting Persons as a group are based upon the Aggregate Outstanding Shares plus 5,937,000 shares of Common Stock issuable to the Reporting Persons upon exercise of options to purchase Common Stock.

Each of the Reporting Persons disclaims beneficial ownership of the Common Stock held by the other Reporting Persons, except for (a) with respect to Mr. Sacks: (i) 220,187 shares of Common Stock; (ii) 2,968,500 shares presently exercisable under the stock option agreements; (iii) 40,800 shares beneficially held by Hilrod because Mr. Sacks is one of Hilrod’s general partners; (iv) 8,000 shares beneficially held by HRS Holdings because Mr. Sacks is one of HRS Holdings’ general partners; (v) 1,218 shares beneficially held by Hilrod II because Mr. Sacks is one of Hilrod II’s general partners; (vi) 2,574 shares beneficially held by Hilrod III because Mr. Sacks is one of Hilrod III’s general partners; (vii) 2,588 shares beneficially held by Hilrod IV because Mr. Sacks is one of Hilrod IV’s general partners; (viii) 1,242 shares beneficially held by Hilrod V because Mr. Sacks is one of Hilrod V’s general partners; (ix) 2,657 shares beneficially held by Hilrod VI because Mr. Sacks is one of Hilrod VI’s general partners; (x) 611 shares beneficially held by Hilrod VII because Mr. Sacks is one of Hilrod VII’s general partners; and (xi) 1,806 shares beneficially held by Hilrod VIII because Mr. Sacks is one of Hilrod VIII’s general partners and (b) with respect to Mr. Schlosberg: (i) 173,801 shares of Common Stock; (ii) 2,968,500 shares presently exercisable under the stock option agreements; (iii) 40,800 shares beneficially held by Hilrod because Mr. Schlosberg is one of Hilrod’s general partners; (iv) 8,000 shares beneficially held by HRS Holdings because Mr. Schlosberg is one of HRS Holdings’ general partners; (v) 1,218 shares beneficially held by Hilrod II because Mr. Schlosberg is one of Hilrod II’s general partners; (vi) 2,574 shares beneficially held by Hilrod III because Mr. Schlosberg is one of Hilrod III’s general partners; (vii) 2,588 shares beneficially held by Hilrod IV because Mr. Schlosberg is one of Hilrod IV’s general partners; (viii) 1,242 shares beneficially held by Hilrod V because Mr. Schlosberg is one of Hilrod V’s general partners; (ix) 2,657 shares beneficially held by Hilrod VI because Mr. Schlosberg is one of Hilrod VI’s general partners; (x) 611 shares beneficially held by Hilrod VII because Mr. Schlosberg is one of Hilrod VII’s general partners; and (xi) 1,806 shares beneficially held by Hilrod VIII because Mr. Schlosberg is one of Hilrod VIII’s general partners.

(c) Following are transactions in the Company’s securities effected by the Reporting Persons during the past 60 days:

None.

(d)  Not applicable.

(e)  Not applicable.

Item 7.  Material to be Filed as Exhibits

1.           Joint Filing Agreement dated February 23, 2010.

CUSIP No. 411310105                       13D/A                           Page 24 of 26 Pages

                          SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 23, 2010

BRANDON LIMITED PARTNERSHIP NO. 1
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: General Partner
BRANDON LIMITED PARTNERSHIP NO. 2
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: General Partner
HRS HOLDINGS, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings II, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings III, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings IV, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings V, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings VI, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings VII, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings VIII, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
The RCS 2007 Grantor Retained Annuity Trust
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Trustee
The RCS 2008 Grantor Retained Annuity Trust
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Trustee
The RCS 2009 Grantor Retained Annuity Trust
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Trustee
/s/ Rodney C. Sacks
RODNEY C. SACKS
/s/ Hilton H. Schlosberg
HILTON H. SCHLOSBERG

CUSIP No. 411310105                       13D/A                           Page 25 of 26 Pages

EXHIBIT INDEX

A.           Joint Filing Agreement dated February 23, 2010.

Page 26 of 26 Pages

Exhibit A

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of February 23, 2010
BRANDON LIMITED PARTNERSHIP NO. 1
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: General Partner
BRANDON LIMITED PARTNERSHIP NO. 2
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: General Partner
HRS HOLDINGS, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings II, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings III, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings IV, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings V, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings VI, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings VII, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
Hilrod Holdings VIII, L.P.
By:	/s/ Hilton H. Schlosberg
Name: Hilton H. Schlosberg
Title: General Partner
The RCS 2007 Grantor Retained Annuity Trust
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Trustee
The RCS 2008 Grantor Retained Annuity Trust
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Trustee
The RCS 2009 Grantor Retained Annuity Trust
By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Trustee
/s/ Rodney C. Sacks
RODNEY C. SACKS
/s/ Hilton H. Schlosberg
HILTON H. SCHLOSBERG